Exhibit 10.12
MANNING & NAPIER
2018 LONG-TERM INCENTIVE PLAN

LTIP AWARD AGREEMENT
AGREEMENT, dated as of the date set forth in your Notice of Grant, between Manning & Napier, Inc., a Delaware corporation (the “Company”), Manning & Napier Advisors, LLC, a Delaware limited liability company (“MN Advisors”), and the individual (the “Participant”) identified in the notice of LTIP award grant ( the “Notice of Grant”) delivered to the Participant.
W I T N E S S E T H:
WHEREAS, the Company adopted the Manning & Napier, Inc. 2018 Long-Term Incentive Plan (the “Plan”), which authorizes the grant of Awards, pursuant to which Participants receive a contribution that is hypothetically invested in Investment Options under the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant the Award documented herein, and as Managing Member of MN Advisors, caused MN Advisors to take the necessary steps to comply with terms and conditions herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.Definitions. Capitalized terms not defined in this Award Agreement shall have the meaning ascribed to such terms in the Plan.
2.Award Grant. Subject to the terms and conditions of the Plan and as set forth herein, the Company hereby grants to the Participant, as of the date hereof, an Award with the value indicated in the Notice of Grant. The value of the Award will be credited to an Account maintained by the Investment Agent for the Award, which the Participant may allocate among the Investment Options made available to the Participant, subject to the terms of the Plan. Allocations to an Investment Option shall be designated in Investment Units of that Investment Option.
3.Status of Award Grant. Each Award constitutes an unsecured promise of the Company to pay (or cause to be delivered) to the Participant, subject to the terms of this Award Agreement, cash, securities or other property (including shares underlying the Investment Units into which the Award is allocated) equal to the Fair Market Value of the Investment Units into which the Award is allocated on the Scheduled Vesting Date (as defined herein).
4.Vesting. Subject to such further limitations as are provided in the Plan and as set forth herein, the Award shall vest as of the date(s) set forth in the Notice of Grant (the “Scheduled Vesting Date”) provided that the Participant continues to provide services or to be in a service relationship with the Company, MN Advisors or one of its Affiliates (“Service”), as of the Scheduled Vesting Date, provided further that upon the death of any Participant 100% vesting shall occur.
5.Termination of Award.
(a)Except as otherwise provided in this Section 5 or the Notice of Grant, the Award, to the extent not previously vested, shall terminate and become null and void upon the Participant’s ceasing for any reason to provide Services.

(b)In the sole discretion of the Committee (a “Committee Election”) and without any further action by or on behalf of the Participant, upon a termination of Services, the Award, to the extent not previously vested, may become vested and the Company in such case shall deliver (or cause to be delivered) the Shares with respect thereto.
(c)Clawback. If the Company’s Board of Directors or the Compensation Committee determines, in its sole discretion, that Participant engaged in fraud or misconduct as a result of which the Company is required to, or decided to, restate its financial statements, the Committee may, in its sole discretion, impose immediate expiration of the Award, whether vested or not, if granted within the first twelve (12) months after issuance or filing of any financial statement that is being restated. This remedy is in addition to any other remedies that the Company may have available in law or equity.
(d)Holding Period. Unless the Committee determines otherwise, the portion (as specified in the Notice of Grant) of the cash or shares in any Investment Units received by a Participant in payment of the Award shall be held by the Participant following the date of payment for the holding period specified by the Notice of Grant.
6.Non−Transferability of Awards. The Award, and any interest therein, shall not be assignable or transferable by the Participant. Unless otherwise noted in the Notice of Grant, the Award shall terminate and become null and void immediately upon (i) the bankruptcy of the Participant, (ii) the Participant’s termination of Services (other than in connection with a Committee Election upon a termination of Services by reason of the Participant’s death), or (iii) any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon the Award.
7.No Special Rights. Neither the granting of the Award nor its vesting shall be construed to confer upon the Participant any right with respect to the continuation of his or her service with the Company (or any Affiliate of the Company) or interfere in any way with the right of the Company (or any Affiliate of the Company), subject to the terms of any separate agreement to the contrary, at any time to terminate such service or to increase or decrease the compensation of the Participant from the rate in existence as of the date hereof.
8.Representation. The Participant represents and warrants that he or she understands the Federal, state and local income tax consequences of the granting of the Award to him or her and the vesting and payment thereof. To the extent that the Company is required to withhold any such taxes, then, unless both the Participant and the Committee have otherwise agreed upon alternate arrangements, the Participant hereby agrees that the Company may deduct from any payments of any kind otherwise due to the Participant the aggregate amount of such Federal, state and local taxes required to be so withheld, or if such payments are inadequate to satisfy such Federal, state and local taxes, or if no such payments are due or to become due to the Participant, then, the Participant agrees to provide the Company with cash funds or make other arrangements satisfactory to the Committee regarding such payment. It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee.
9.Noncompete; Nonsolicitation.
(a)In consideration of the granting of the Award, the Participant agrees that, if the Participant has been granted Awards under the Plan, other than Awards pursuant to the Company’s Deferred Compensation Program, and/or awards under the 2011 Incentive Plan totaling more than $1,500,000 (valued at the time of grant) during the term of Participant’s employment, the Participant shall not, during the entire term of the applicable Noncompete Period (as defined below), directly or indirectly, engage in or become interested in, as owner, shareholder, partner, lender, investor, director, officer, employee, consultant, agent, representative or otherwise, any Person engaged in any business competitive with that of the Company, MN Advisors or their Affiliates. Notwithstanding the foregoing, the Participant shall not be deemed to have breached this Section 9 by reason of purchasing stock in a corporation whose shares are listed on the NYSE or quoted on NASDAQ, provided that the Participant’s beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any class of equity securities in any such corporation is less than 5% of the aggregate number of outstanding shares of such class.
(b)In consideration of the granting of the Award, the Participant agrees that during the entire term of the applicable Noncompete Period, the Participant shall not, directly or indirectly, solicit any Person who is a Prospect (as defined herein) of the Company, MN Advisors or their Affiliates to become an investment advisory, financial brokerage, insurance brokerage, health consulting, employer benefits, employee benefits or similar client of the Participant or any other Person.
(c)The Participant acknowledges and agrees that the covenants set forth in this Section 9 are reasonable and necessary for the protection of the Company and MN Advisors. The Participant further agrees that irreparable injury will result to the Company and MN Advisors in the event of any breach of the terms of this Section 9, and that in the event of any actual or threatened breach of any of the provisions contained in this Section 9, the Company and MN Advisors will have no adequate remedy at law. The Participant accordingly agrees that in the event of any actual or threatened breach by the Participant of any of the provisions contained in this Section 9, the Company or MN Advisors shall be entitled to seek such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction, without the necessity of showing actual monetary damages and without posting any bond or other security. If any provision of this Section 9 is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Participant agrees that it is the intention of the parties that such provision should be enforceable to the maximum extent permitted by law.
(d)For purposes of this Section 9, the term “Noncompete Period” means: (i) for areas within New York State (excluding New York City), Ohio and Florida (the “Protected Areas”), the period from the date the Participant commenced Service with the Company, MN Advisors or their Affiliates through the date that is twenty-four (24) months after his or her termination of Service with the Company or its Affiliates, or (ii) for all U.S. States (including New York City) other than the Protected Areas in which the Company, MN Advisors or their Affiliates do business, the period from the date the Participant commenced Service with the Company, MN Advisors or their Affiliates through the date that is ninety (90) days after his or her termination of Service with the Company or its Affiliates. For purposes of this Section 9, the term “Prospect” means any Person (i) who is on MN Advisors’s monthly marketing group meeting list of prospects issued during the twelve (12) months prior to termination of Service; (ii) who is on the monthly, quarterly, or semiannual list of prospects submitted to MN Advisors’s products group manager (or Person fulfilling such function) issued in the twelve (12) months prior to termination of Service, (iii) who is on MN Advisors’s internal list of prospects, or similar books and records, that each sales representative or client consultant (or their support staff) maintains in the twelve (12) months prior to termination of Service; or (iv) who has met with sales or marketing personnel of the Company, MN Advisors or their Affiliates more than two times in the six months prior to termination of Service regarding the services provided by the Company, MN Advisors or their Affiliates.

(e)The Participant acknowledges and agrees that the provisions of this Section 9 shall survive and be enforceable by the Company, MN Advisors or their Affiliates after the Participant ceases to be an employee of the Company, MN Advisors or any of their Affiliates, unless the Participant is involuntarily terminated without Cause by the Company, MN Advisors or any of their Affiliates (it being understood that “Cause” shall be determined at the sole, reasonable discretion of the Company, MN Advisors or the applicable Affiliate). The provisions of this Section 9 shall supersede any non-compete language included in any Restricted Stock Award Agreement or LTIP Award Agreement previously executed by the Participant, the Company, and MN Advisors.
10.Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, Attention: Secretary, and, if to the Participant, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.
11.Incorporation of Plan by Reference. The Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Award shall in all respects be interpreted in accordance with the Plan. In the event of any inconsistency between the Plan and this Award Agreement, the Plan shall govern. The Committee shall interpret and construe the Plan and this Award Agreement, and their interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.
12.Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but without regard to its principles of conflicts of law. In the event any provision of this Award Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or this Award Agreement overall, which shall remain in full force and effect as if the Award Agreement had been absent the invalid, illegal or unenforceable provision or portion thereof.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and by electronically accepting the Notice of Grant in accordance with the instructions in such notice, Participant will be deemed a party to, and legally bound by the terms of, this Agreement.
MANNING & NAPIER, INC.

By: ____________________________________
    Name:
    Title:

MANNING & NAPIER ADVISORS, LLC

By:______________________________________
    Name:
    Title:

PARTICIPANT

By:______________________________________
    Name: